Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES SECOND QUARTER RESULTS
Net Income for the quarter $755,000 and $195,000 for the 6 months

SARASOTA, Fla., August 15, 2006 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months and six months ended June 30, 2006.

Sales for the three months ended June 30, 2006 were $11.50 million as compared to $12.97 million reported for the same period in 2005. Sales for the six months ended June 30, 2006 were $21.79 million, as compared to $22.74 million, reported for the same period in 2005. Gross profit margin for the three months ended June 30, 2006 was 44.0%, as compared to 43.2% for the same period in 2005. Gross profit margin for the six months ended June 30, 2006 was 41.6%, as compared to 43.4% for the same period in 2005.

Operating expenses for the three months ended June 30, 2006 were $4.02 million, as compared to $4.07 million for the same period in 2005. Operating expenses for the six months ended June 30, 2006 were $8.27 million, as compared to $8.72 million for the same period in 2005. The net income for the three months ended June 30, 2006 was $755,000 as compared to net income of $1.19 million for the same period in 2005. The net income for the six months ended June 30, 2006 was $195,000, as compared to a net income of $955,000 for the same period in 2005. The net income available to common shareholders for the three months ended June 30, 2006 was $592,000, or $0.07 per diluted share, as compared to net income of $1.03 million, or $0.11 per diluted share, for same period in 2005. The net loss available to common shareholders for the six months ended June 30, 2006 was $131,000, or $(0.02) per diluted share, as compared to net income of $633,000, or $0.08 per diluted share, for the same period in 2005.

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About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics' Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See Tables Below

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
in thousands, except shares and per share amounts

ASSETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$572	$1,150
Accounts receivable, net of allowance for doubtful accounts	6,389	6,568
Costs and estimated earnings in excess of billings on uncompleted contracts	217	418
Inventories, net	5,330	5,970
Other current assets	798	953

Total current assets	13,306	15,059
Property and equipment, net	800	967
Other assets	838	954

Total assets	$14,944	$16,980

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Line of credit	$3,281	$5,112
Current portion of long-term debt and capital lease obligations	833	855
Accounts payable	5,175	5,630
Deferred dividends	1,300	--
Other current liabilities	4,337	3,788

Total current liabilities	14,926	15,385
Long-term liabilities:
Deferred dividends	--	1,100
Long-term debt and capital lease obligations, net of
current portion	2,690	3,081

Total long-term liabilities	2,690	4,181
Commitments and contingencies
Shareholders' deficiency:
Capital stock	9	9
Additional paid-in capital	24,685	24,658
Accumulated deficit and other comprehensive loss	(27,366)	(27,253)

Total shareholders' deficiency	(2,672)	(2,586)

Total liabilities and shareholders' deficiency	$14,944	$16,980

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales
Product sales and installation	$ 8,020	$ 9,883	$ 14,935	$ 16,412
Maintenance and service	3,477	3,091	6,853	6,324

	11,497	12,974	21,788	22,736
Cost of goods sold	6,438	7,370	12,724	12,871

Gross profit	5,059	5,604	9,064	9,865

Operating expenses:
General and administrative	1,046	1,204	2,367	2,669
Sales and marketing	1,985	1,749	3,873	3,735
Research and development	915	975	1,842	2,005
Depreciation	69	137	188	311

	4,015	4,065	8,270	8,720

Income from operations	1,044	1,539	794	1,145
Other income (expense):
Interest	(296)	(395)	(614)	(743)
Gain on sale of abandoned
Technology	--	--	--	495
Other	10	51	35	66

	(286)	(344)	(579)	(182)

Income before income taxes	758	1,195	215	963
Income taxes	3	3	20	8

Net lncome	755	1,192	195	955
Dividends on Preferred Series B and
C Convertible stock	163	163	326	322

Net income (loss) available to common shareholders	$ 592	$ 1,029	$ (131)	$ 633

Net income (loss) per share:
Basic	$ 0.07	$ 0.13	$ (0.02)	$ 0.08
Diluted	$ 0.07	$ 0.11	$ (0.02)	$ 0.08

Weighted average shares outstanding:
Basic	8,636,539	7,874,539	8,636,539	7,870,826
Diluted	11,547,058	10,905,227	8,636,539	7,960,217